                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                         CREDIT ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                              [CREDIT ACCEPTANCE]

                         CREDIT ACCEPTANCE CORPORATION
                          25505 WEST TWELVE MILE ROAD
                                   SUITE 3000
                        SOUTHFIELD, MICHIGAN 48034-8339

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 9, 2002

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Thursday, May 9, 2002, at 9:00 a.m., local time, for the following purposes.

          1. To elect six directors to serve until the 2003 Annual Meeting of Shareholders;

          2. To approve a proposal to adopt the Director Stock Option Plan; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record on March 22, 2002 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed Proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The Proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

                                          By Order of the Board of Directors,

                                          Charles A. Pearce
                                          Corporate Secretary

Southfield, Michigan
April 5, 2002

                              [CREDIT ACCEPTANCE]

                         CREDIT ACCEPTANCE CORPORATION

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 2002

                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 9, 2002, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 5, 2002.

     Only shareholders of record at the close of business on March 22, 2002 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. Each holder of the 42,703,399 issued and outstanding shares of the Company's common stock (the "Common Stock") on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors named in this Proxy Statement and for the other proposal described in this Proxy Statement. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

     The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 28, 2002 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on February 28, 2002 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

                                                            NUMBER
                                                          OF SHARES            PERCENT OF
                                                      BENEFICIALLY OWNED   OUTSTANDING SHARES
                                                      ------------------   ------------------
Donald A. Foss......................................      23,937,174(a)           56.1%
Brett A. Roberts....................................         475,666(b)            1.1%
Michael W. Knoblauch................................         285,933(c)              *
Keith P. McCluskey..................................           2,000(d)              *
David S. Simmet.....................................         134,508(e)              *
Harry E. Craig......................................          10,000(f)              *
Sam M. LaFata.......................................           9,000(g)              *
Daniel P. Leff......................................              --                 *
Thomas N. Tryforos..................................       4,276,500(h)           10.0%
All Directors and Executive Officers as a Group (12
  persons)..........................................      29,261,781(i)           68.6%
Thomas W. Smith.....................................       4,796,050(h)           11.2%
Dimensional Fund Advisors, Inc......................       2,703,400(j)            6.3%

---------------

* Less than 1%.

(a) Shares are held by Donald A. Foss and Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Karol A. Foss is the record owner of 11,968,587 of these shares of which Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 445,666 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options.

(c) Includes 283,333 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(d) Includes 2,000 shares that an automobile dealership, owned by Mr. McCluskey, has the right to acquire upon exercise of dealer stock options.

(e) Includes 133,333 shares which Mr. Simmet has the right to acquire upon exercise of employee stock options.

(f) Shares are held by the Craig Living Trust as to which Mr. Craig is the trustee.

(g) Shares are held by the Sam M. LaFata Revocable Living Trust as to which Mr. LaFata is the trustee.

(h) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Mr. Thomas W. Smith and Mr. Thomas N. Tryforos which reflect their beneficial ownership of shares of Common Stock as of December 31, 2001. Mr. Thomas W. Smith reported that he may be deemed to have sole voting power and dispositive power over 719,550 shares and shared voting and dispositive power over 4,076,500 shares with Mr. Thomas N. Tryforos. Mr. Tryforos reported that he has sole voting and dispositive power over 200,000 shares. Mr. Smith's and Mr. Tryforos's business address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(i) Includes a total of 993,332 shares which such persons have the right to acquire upon exercise of employee stock options.

(j) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. which reflects its beneficial ownership of shares of Common Stock as of December 31, 2001. Dimensional Fund Advisors' business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                       MATTERS TO COME BEFORE THE MEETING

(1) ELECTION OF DIRECTORS

DESCRIPTION OF NOMINEES

     Six directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company.

     The following sets forth information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast.

     DONALD A. FOSS; AGE 57; CHAIRMAN OF THE BOARD

     Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and operating an affiliated company engaged in the sale of used vehicles. He was formally named Chairman of the Board and Chief Executive Officer of the Company in March 1992 and to his present position in January 2002.

     HARRY E. CRAIG; AGE 74; INDEPENDENT PERSONNEL CONSULTANT

     Mr. Craig has been a self-employed consultant providing management training services since 1986. Mr. Craig served in various managerial and other capacities with Ford Motor Company for 30 years, most recently as Director, Personnel and Organization Office of Ford Aerospace & Communications Corporation. Mr. Craig became a director of the Company in June 1992.

     SAM M. LAFATA; AGE 68; VICE PRESIDENT -- SPECIAL BUSINESS DEVELOPMENT OF MANHEIM AUTO AUCTIONS

     Mr. LaFata was General Manager of Manheim Metro Detroit Auto Auction from February 1991 until January 1999, when he was named Vice President -- Special Business Development. Mr. LaFata has more than 30 years of experience in the automotive sales industry. Mr. LaFata became a director of the Company in June 1992.

     DANIEL P. LEFF; AGE 42 ; CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF ENRON ENERGY SERVICES

     Mr. Leff is the Chairman and Chief Executive Officer of Enron Energy Services, a subsidiary of Enron Corporation. Enron Corporation and certain of its subsidiaries, including Enron Energy Services, filed for Chapter 11 protection under the Federal bankruptcy laws in December 2001. Enron Corporation has employed Mr. Leff since 1997. Prior to joining Enron, Mr. Leff was President and Chief Executive Officer of FMES, Incorporated, a company founded by Mr. Leff in 1993. In 1997, FMES, Incorporated was sold to Enron. Mr. Leff became a director of the Company in June 2001.

     BRETT A. ROBERTS; AGE 35; CHIEF EXECUTIVE OFFICER

     Mr. Roberts joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. In January 1997, he was named Executive Vice President and Chief Financial Officer, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and to his present position in January 2002. Mr. Roberts became a director of the Company in March 2002.

     THOMAS N. TRYFOROS; AGE 42; GENERAL PARTNER OF PRESCOTT INVESTORS, INC.

     Since May 1991, Mr. Tryforos has been employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of the Company in July 1999.

OTHER EXECUTIVE OFFICERS

     MICHAEL W. KNOBLAUCH; AGE 38; CHIEF OPERATING OFFICER

     Mr. Knoblauch joined the Company in 1992. He served as the Company's collection manager from May 1994 to August 1995. He was named Vice
President -- Collections in August 1995, Chief Operating Officer in July 1999, Co-President in January 2000, President in October 2000, and to his present position in January 2002.

     KEITH P. MCCLUSKEY; AGE 42; PRESIDENT

     Mr. McCluskey joined the Company in May 1999 as President of its AutoNet Finance Division. He was named Chief Marketing Officer and President of AutoNet Finance.Com in February 2001 and to his present position in January 2002. Since June 1983, Mr. McCluskey has owned and operated companies engaged in the sale and lease of new and used vehicles.

     DOUGLAS W. BUSK; AGE 41; TREASURER AND CHIEF FINANCIAL OFFICER

     Mr. Busk joined the Company in November 1996 and was named Vice President and Treasurer in January 1997. He was named Chief Financial Officer in January 2000. Mr Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of the Company's Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001.

     CHARLES A. PEARCE; AGE 37; VICE PRESIDENT -- GENERAL COUNSEL AND CORPORATE SECRETARY

     Mr. Pearce has been the Company's general counsel since January 1996. He was named Vice President -- General Counsel in January 1997 and to his present position in June 1999.

     DAVID S. SIMMET; AGE 37; CHIEF INFORMATION OFFICER

     Mr. Simmet joined the Company in August 1992 as Manager of Information Systems. He was named Director of Information Systems in April 1995. He was named Vice President -- Information Systems in October 1997 and to his present position in February 2001.

     STEVEN M. JONES; AGE 38; MANAGING DIRECTOR CREDIT ACCEPTANCE CORPORATION UK LIMITED

     Mr. Jones joined the Company in 1997 as Manager of the Debt Recovery Department, in which position he served until 1999 when he was named Deputy Managing Director. In December 2001, he was named to his present position, in which he is responsible for the operations of the Company's UK business segment. Before joining the Company, Mr. Jones was a partner in the law firm of Coole and Haddock.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 2001. Standing committees of the Board include the Executive Compensation Committee and the Audit Committee. The members of the committees during 2001 were Messrs. Craig, LaFata, Leff and Tryforos.

     The Executive Compensation Committee's principal responsibilities include:
(a) reviewing on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board regarding compensation of executive officers, (c) reviewing and administering all benefit plans pursuant to which Company securities (including stock options) are granted to the Company's executive officers or directors. The Executive Compensation Committee held one meeting during 2001.

     The Audit Committee's principal responsibilities include: (a) recommending the selection of the Company's independent public accountants, (b) reviewing the scope of audits made by the independent public accountants, (c) reviewing the audit reports submitted by the independent public accountants, and (d) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures. The Audit Committee held five meetings during 2001.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Each Audit Committee member is "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards.

     In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board of Directors concurred with such recommendation.

AUDIT COMMITTEE:

     HARRY E. CRAIG     SAM M. LAFATA   DANIEL P. LEFF   THOMAS N. TRYFOROS

(2) PROPOSAL TO APPROVE THE DIRECTOR STOCK OPTION PLAN

     The Board of Directors is seeking approval to adopt the Director Stock Option Plan (the "Director Plan"). The purpose of the Director Plan is to attract and motivate highly qualified individuals to serve as non-employee Directors, to encourage their continued service on the Board and align their interests with those of its shareholders. The proposal to approve the Director Plan was approved by the Board of Directors on June 28, 2001, subject to shareholder approval. Approval of the Director Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal. Abstentions and broker non-votes will have no effect with respect to this proposal. The Board of Directors recommends a vote FOR the approval of the proposal. Mr. Foss, who beneficially owns 56.1% of the Common Stock outstanding, intends to vote for approval of the proposal.

     Description of Plan. A total of 200,000 shares of Common Stock are reserved for option grants under the Director Plan. The Director Plan will be administered by the Board, which will have broad discretion to establish the size and terms of grants and to make rules and determinations it deems necessary to administer the Director Plan. All four non-employee Directors of the Company are eligible to receive options under the Director Plan. In addition, the Board may grant options to an individual contingent upon that the individual becoming a Director, provided that the option shall be deemed granted only on the date the individual becomes a Director and shall otherwise be void. Options may be granted under the Director Plan until there are no further shares available or until the Director Plan is terminated by the Board.

     The exercise price of options granted under the Director Plan will be equal to the fair market value per share of the Common Stock on the date of the grant. The fair market value per share of the Common Stock on February 28, 2002 was $9.94. The exercise price is required to be paid in full at the time of exercise in cash or its equivalent, or the option holder may in some cases use a cashless exercise procedure whereby the holder provides an option exercise notice to the Company and simultaneously irrevocably instructs a broker to sell a sufficient number of the shares from the option exercise to pay the option exercise price and accompanying taxes. Options granted under the Director Plan will be exercisable for a term of not more than ten years as determined by the Board and, unless otherwise provided in the stock option agreement relating to a particular option, will terminate when the Participant shall cease to be a Director to the extent not then exercisable. Options that have become exercisable on or prior to the date of termination as a Director terminate: (a) if termination occurs other than as a result of death or disability, three months after such termination or (b) if termination occurs as a result of death or disability, one year after such termination; but in no event will the option be exercisable after its expiration date. Options granted under the Director Plan are not transferable by the grantee other than by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order. All other terms, including the time or times at which an option becomes exercisable, are determined by the Board in its discretion. The Director Plan may be amended from time to time by the Board of Directors.

     Grants Under Director Plan. During 2001, the Board granted an option to purchase 100,000 shares at $7.00 per share under the Director Plan to Mr. Leff at the time he was appointed to the Board. The grant is subject to shareholder approval of the Director Plan and will be void if the Director Plan is not approved. All options granted under the Director Plan vest upon the Company reporting certain amounts of net operating profit after tax minus a cost for all capital employed ("Economic Profit") related performance criteria set forth in his option agreement and terminate ten years after the date of grant or earlier if he ceases to be a Director. No other Director was granted stock options under the Director Plan in 2001.

     Federal Income Tax Consequences. Under the Code as now in effect, a holder will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Upon withholding for income and employment taxes, the Company will receive a corresponding compensation deduction. When the holder disposes of the shares acquired upon exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

     The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, and the other four most highly compensated executive officers of the Company (based on combined salary and bonus for 2001) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                    ANNUAL COMPENSATION            COMPENSATION
                                             ----------------------------------       AWARDS
                                                                   OTHER ANNUAL     SECURITIES       ALL OTHER
                                              SALARY     BONUS     COMPENSATION     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION(A)        YEAR     ($)       ($)(B)       ($)(C)      OPTIONS/SARS(#)      ($)(D)
------------------------------        ----   --------   --------   ------------   ---------------   ------------
Donald A. Foss......................  2001   $475,000   $     --     $12,313                --        $   625
  Chairman of the Board and           2000    475,000         --      14,865                --            625
  Chief Executive Officer             1999    475,000         --      14,865                --            625
Brett A. Roberts....................  2001   $305,000   $274,300     $    --                --        $   625
  Chief Operating Officer             2000    305,000    190,400          --                --            930
                                      1999    279,000     25,000          --           100,000            948
Michael W. Knoblauch................  2001   $255,000   $227,200     $    --                --        $   625
  President                           2000    255,000    190,400          --                --            970
                                      1999    229,000     25,000          --           100,000          1,005
Keith P. McCluskey..................  2001   $233,000   $ 36,000     $    --         1,000,000(e)     $46,879
  Chief Marketing Officer and         2000    200,000         --          --                --             --
  President of the Autonet            1999    115,000         --          --         1,000,000(e)          --
  Finance Division
David S. Simmet.....................  2001   $199,400   $ 70,200     $    --                --        $   625
  Chief Information Officer           2000    184,000     49,300          --                --            625
                                      1999    164,400     39,600          --            10,000            625

---------------

(a) The positions held by some of the executive officers changed in January 2002. Brett Roberts was named Chief Executive Officer, Michael Knoblauch was named Chief Operating Officer, and Keith McCluskey was named President. See "Matters to Come Before the Meeting -- Election of Directors."

(b) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year. See "Compensation of Executive Officers -- Report of the Executive Compensation Committee."

(c) The amounts disclosed in this column for Mr. Foss consist of automobile allowances of $9,746, $11,750, and $11,750 and related tax "gross ups" of $2,567, $3,115, and $3,115 in 2001, 2000, and 1999, respectively.

(d) For Mr. Foss, Mr. Roberts, Mr. Knoblauch and Mr. Simmet, the $625 disclosed in this column for 2001 are comprised of the Company's matching contribution for the 401(k) Profit Sharing Plan. For Mr. McCluskey the $46,879 was for:
    (a) reimbursed relocation expenses; and (b) the tax "gross ups" on a loan that began to accrue interest on January 1, 2002. See "Certain Relationships and Transactions -- Indebtedness".

(e) In connection with Mr. McCluskey being named Chief Marketing Officer of the Company, a new employment agreement was drafted which supersedes the prior employment agreement dated May 29, 1999. Consistent with Mr. McCluskey's transition from President of the Autonet Finance Division to Chief Marketing Officer, this new agreement effectively canceled the options granted to him in 1999 with new options issued to him with vesting based upon the Economic Profit of the business units for which he is responsible. The amount and grant price of the options issued to Mr. McCluskey were not changed. See "Report of the Executive Compensation Committee -- Bonus".

OPTIONS

     The following table provides information on option grants in 2001 to the Named Executive Officers, which were granted under the Company's 1992 Stock Option Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                         -----------------------------------------------------------
                                          PERCENT OF                                   POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF         TOTAL                                         ASSUMED ANNUAL RATES OF
                          SECURITIES     OPTIONS/SARS                                     STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED TO                                         FOR OPTION TERM(B)
                         OPTIONS/SARS     EMPLOYEES      EXERCISE PRICE   EXPIRATION   ------------------------------
         NAME             GRANTED(#)    IN FISCAL YEAR     ($/SHARE)         DATE         5%($)             10%($)
         ----            ------------   --------------   --------------   ----------   ------------      ------------
Donald A. Foss.........          --            --%           $  --               --     $       --        $       --
Brett A. Roberts.......          --            --               --               --             --                --
Michael W. Knoblauch...          --            --               --               --             --                --
Keith P. McCluskey.....   1,000,000(a)       66.9             6.09        4/19/2011      2,972,029         8,339,767
David S. Simmet........          --            --               --               --             --                --

---------------

(a) These options vest based upon the Economic Profit of the business units for which he is responsible, or immediately upon a change of control of the Company.

(b) Represents the value of such option at the end of its 10-year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the price appreciation reflected in this table will be achieved.

     The following table provides information with respect to the options exercised during 2001 and the unexercised options held as of December 31, 2001 by the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBERS OF
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                  SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(A)
                                ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -----------   -----------   -------------   -----------   -------------
Donald A. Foss................        --        $    --            --              --     $       --     $       --
Brett A. Roberts..............        --             --       419,000         160,000      1,114,017        600,053
Michael W. Knoblauch..........        --             --       270,000         130,000        643,073        575,443
Keith P. McCluskey............        --             --            --       1,000,000             --      3,043,333
David S. Simmet...............     9,000         68,341       128,000          22,000        319,896         64,927

---------------

(a) Values are based on the December 31, 2001 average of the high, low and closing price of $9.13 per share on The Nasdaq Stock Market's National Market.

EMPLOYMENT AGREEMENT

     Effective April 19, 2001, the Company entered into an employment agreement with Mr. McCluskey as Chief Marketing Officer, which replaced the prior agreement dated May 29, 1999. Under the terms of this agreement, Mr. McCluskey is to be paid an annual base salary of $250,000 and is entitled to participate in the bonus program and the other fringe benefit programs for salaried employees. In addition, Mr. McCluskey was granted 1,000,000 options with an exercise price of $6.09 under the Company's 1992 Stock Option Plan and was provided a promissory note, which is personally guaranteed by Mr. McCluskey. Refer to "Indebtedness" section for further information on the terms of this agreement. The term of this employment agreement will continue indefinitely, with a right of termination by either the Company or Mr. McCluskey under any circumstances upon 30 days written notice.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee, comprised of directors who are not employees of the Company, annually reviews and makes recommendations to the Board of Directors regarding executive compensation for the Chief Executive Officer and other top officers of the Company. It is the philosophy of the Committee that the executive compensation program should align the financial interests of the Company's executives with the long term interests of the Company and its shareholders and should attract and retain qualified executives to lead the Company toward its goals. The key elements of the Company's current program include a base salary, a bonus based on either the Company's financial performance or on that executive's performance and equity participation through stock options. The Executive Compensation Committee delegates compensation decisions for other executive officers to their direct superiors.

     BASE SALARY. The base salaries for Mr. Roberts, Mr. Knoblauch, and Mr. McCluskey have been set by the Board of Directors based on a variety of subjective factors, including individual performance, competitive practices and industry norms.

     The Executive Compensation Committee has reviewed the Company's policy with respect to all other executives' salaries. The Company's policy is to establish base compensation levels for executives that are competitive with other companies representing labor markets where the Company competes for business and employment including consumer finance, finance/banking, or cross industry sectors. Within these industries, the focus is on companies of comparable size. Factors taken into consideration include the executive's responsibilities, experience level and individual performance. Salaries are reviewed annually and are adjusted based on the recommendation of management.

     BONUS. Early in 2001, the Executive Compensation Committee approved the basis upon which bonus awards to Mr. Roberts, Mr. Knoblauch and Mr. McCluskey would be granted for 2001. These bonus awards for each individual were calculated by taking: (a) 3.75% of the annual change in Economic Profit, plus
(b) 1.63% of the amount of any positive Economic Profit generated in the prior fiscal year, for the business unit(s) for which that executive was responsible. These bonus awards were adjusted for any change in: (a) the number of shares outstanding including stock options, and (b) any change in equity per share as a result of share repurchases. For each year, 50% of the calculated bonus is paid and 50% deferred and paid the following year. The amount deferred is subject to reduction or forfeiture based on performance in the following year. The calculation of Economic Profit is contained under the caption "Analysis of Economic Profit or Loss" under Item 7 in the Company's Annual Report to the shareholders filed on Form 10-K.

     The Executive Compensation Committee has reviewed the Company's policy with respect to all other executives' bonus awards. The most significant determinates for these bonus awards consist of the executive's contribution to the improvement in Economic Profit measured through the achievement of specific individual or departmental performance objectives. The Executive Compensation Committee believes that bonus awards based on the Economic Profit properly align the incentives with the Company's performance.

     STOCK OPTIONS. Under the Option Plan, the Executive Compensation Committee may grant options to purchase common stock to employees of the Company, including executive officers. Option grants become exercisable either over a period of time or upon the Company attaining certain levels of Economic Profit or earnings per share. The options generally have an exercise price equal to the fair market value of the common stock on the grant date. Generally, the Executive Compensation Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting criteria are determined based upon management's recommendation and are generally based upon the position held by an executive, their performance and contributions to the Company over the prior year and the executive's expected future contribution.

     THE CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION. Mr. Foss receives a base salary based upon his responsibilities and experience and which the Executive Compensation Committee believes is comparable to the salaries of other chief executive officers at similarly situated companies. It is philosophy of Mr. Foss that, in view of his substantial ownership position in the Company, his financial reward from the Company should come primarily from increases in the value of the Company's common stock held by him. Consistent with this philosophy, Mr. Foss maintained his base salary of $475,000 and did not receive a bonus or grant of stock options during 2001.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

     The Executive Compensation Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Executive Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

EXECUTIVE COMPENSATION COMMITTEE:

     HARRY E. CRAIG      SAM M. LAFATA     DANIEL P. LEFF     THOMAS N. TRYFOROS

DIRECTOR COMPENSATION

     For 2001, all outside Board members received $1,500 for each Board meeting attended plus $500 for each Committee meeting attended and were reimbursed for travel related expenses. In 2001, the Company established the Director Stock Option Plan, subject to the approval of the shareholders at the 2002 meeting. The Company has reserved 200,000 shares of its common stock for future granting of options to members of its Board of Directors. The exercise price of the options is equal to the fair market value on the date of grant, and options will vest based upon the attainment of certain performance criteria. In connection with Mr. Leff's appointment to the Board of Directors, he was granted 100,000 stock options at a price equal to the fair market value at the date of grant. The options vest upon the Company's attainment of certain levels of Economic Profit and terminate ten years after the date of grant or earlier if Mr. Leff ceases to be a Director. These options will be void if the Director Plan is not approved as discussed in Proposal 2.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning on January 1, 1997 and ending on December 31, 2001 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 100 companies included in the Dow Jones -- Diversified Financial Services Industry Group. The comparison assumes that $100 was invested on December 31, 1996 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------
                       12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
--------------------------------------------------------------------------------------
 Credit Acceptance
  Corporation          $100.00    $ 32.98    $ 31.12    $ 15.69    $ 25.53    $ 37.87
 Peer Group             100.00     155.56     193.01     225.03     286.61     248.18
 Nasdaq Market Index    100.00     122.32     172.52     304.29     191.25     152.46

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with companies owned by Donald Foss, the Company's majority shareholder and Chairman (the "Foss Companies"), and with certain automotive dealerships owned by Keith McCluskey, the Company's President (the "McCluskey Dealerships").

CONTRACT ASSIGNMENTS

     The Company regularly accepts automobile loans originated by the Foss Companies, which aggregated approximately $16.9 million in 2001 or 2.1% of the $782.3 million in automobile loans originated by the Company in 2001. For the Foss Companies, the total outstanding automobile loans represented approximately 1.9% of gross automobile loans receivable as of December 31, 2001. The Company accepts loans from the Foss Companies on the same terms as those accepted from unaffiliated dealers.

     The Company also regularly accepts automobile loans and until January 2002, accepted leases originated by the McCluskey Dealerships, which aggregated approximately $1.9 million and $1.4 million in 2001, respectively. These originations accounted for 0.2% and 5.4% of the $782.3 million and $25.8 million in automobile loans and leases, respectively, originated by the Company in 2001. The automobile loans represented approximately 0.2% of gross automobile loans receivable and the leases represented 3.3% of the investment in operating leases as of December 31, 2001. The Company accepts loans from the McCluskey Dealerships on the same terms as those accepted from unaffiliated dealers.

INDEBTEDNESS

     During 2001, the Foss Companies and the Company's Chairman were indebted to the Company for borrowings used for working capital purposes. The largest amount of such indebtedness outstanding since the beginning of 2001, including accrued interest, was $112,000. The indebtedness is unsecured, due on demand, and bears interest at prime plus 4%. Effective April 1, 2002, the Company stopped making working capital loans to the Foss Companies and the Company's Chairman and the balance was repaid in full.

     Pursuant to the employment agreement with Mr. McCluskey dated April 19, 2001, which supersedes his prior employment agreement dated May 29, 1999, the Company loaned the McCluskey Dealerships $850,000. The note is due on May 23, 2004, bears interest at 5.22%, is unsecured, and is personally guaranteed by Mr. McCluskey. As of February 28, 2002, the balance of the note including accrued but unpaid interest was approximately $983,000, which was the highest amount outstanding since the beginning of 2001. In addition, pursuant to the employment agreement, the Company advanced Mr. McCluskey approximately $478,000. The note is due on April 19, 2011, bears interest at 5.22%, beginning January 1, 2002, and is unsecured. As of February 28, 2002 the balance of the note including accrued interest was approximately $482,000.

SERVICES

     Through a pilot program in 2001, the Company's Automotive Leasing Operation sold repossessed vehicles, which are typically sold at an auction, to one of the Foss Companies. The nineteen vehicles were sold for $68,000, an amount approximating fair market value.

     One of the Foss Companies, which is 90% owned by Donald Foss (the "Consulting Company"), marketed an automobile loan purchase program to automobile auctions for the Company. The Company paid the Consulting Company a commission on ancillary products sold and financed by the Company under this program. During 2001, the Company paid the Consulting Company approximately $178,000 pursuant to this arrangement.

     The Company uses it's relationships with affiliate dealers to test market certain programs from time to time. The affiliate programs discussed above were discontinued in 2001.

                            INDEPENDENT ACCOUNTANTS

GENERAL

     The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for 2002. The Company engaged Deloitte & Touche LLP as its independent accountants in 1998. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

FEES PAID TO INDEPENDENT ACCOUNTANTS

     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $561,000.

     Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte & Touche in 2001 relating to financial information system design and implementation.

     All Other Fees. The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the year ended December 31, 2001 were $926,000, including audit-related services of approximately $146,500 and non-audit related services of $779,500. Audit related services primarily include fees for subsidiary audits, agreed upon procedures, and the audit of the Company's employee benefit plan. Non-audit services consist of tax related services.

     The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received since January 1, 2001, and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that Mr. Leff, filed one late Form 3.

                             OTHER BUSINESS MATTERS

     The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

     Enclosed with the Notice of Annual Meeting and this Proxy Statement is a copy of the Company's Annual Report on Form 10-K. The Company has also published a formal annual report which is available without charge to shareholders upon request. Address all requests, in writing, to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Proposals by shareholders which are intended to be presented at the 2003 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 5, 2002 in order to be considered for inclusion in the Company's 2003 proxy materials. The Company expects the persons named as proxies for the 2003 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal on or before February 18, 2003.

                                          By Order of the Board of Directors,

                                          Charles A. Pearce
                                          Corporate Secretary

April 5, 2002

PROXY - CREDIT ACCEPTANCE CORPORATION


 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 9, 2002

 The undersigned hereby constitutes and appoints Donald A. Foss and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 9, 2002 at 9:00 a.m., local time, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those as set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE OTHER SIDE AND FOR THE PROPOSAL. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named on the Proxy Statement dated April 5, 2002 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 5, 2002 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

 (Continued and to be signed on reverse side.)

                                                                                                                   +

            CREDIT ACCEPTANCE CORPORATION




                                                                 HOLDER ACCOUNT NUMBER
                                                                 C 1234567890                                  J N T





                                     -------   ---------         ----
Use a black pen. Print in           | A B C |  | 1 2 3 | [X]     |  | Mark this box with an X if you have made
CAPITAL letters inside the grey     --------   ---------         ---- changes to your name or address details above.
areas as shown in this example.


---------------------------------------------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
---------------------------------------------------------------------------------------------------------------------
[A]  ELECTION OF DIRECTORS
 1.  The Board of Directors recommends a vote FOR the listed nominees.

                          FOR    WITHHOLD                                       FOR    WITHHOLD

 01 - Donald A. Foss      [ ]      [ ]              05 - Brett A. Roberts      [ [      [ ]

 02 - Harry E. Craig      [ ]      [ ]              06 - Thomas N. Tryforos    [ ]      [ ]

 03 - Sam M. LaFata       [ ]      [ ]

 04 - Daniel P. Leff      [ ]      [ ]

[B]  ISSUE
 The Board of Directors recommends a vote FOR the following proposal.
                                            FOR      AGAINST     ABSTAIN

 2. To approve a proposal to adopt the      [ ]        [ ]         [ ]
    Director Stock Option Plan.


[C]  ATTENDANCE

 MARK THIS BOX WITH AN X IF YOU PLAN TO     [ ]
 ATTEND THE MEETING.


[D]  AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR  INSTRUCTIONS TO BE EXECUTED.
Please sign exactly as name appears on the proxy  card. When shares are held by joint tenants, both should sign.
When signing as  attorney, executor, administrator, trustee or guardian, please give full title  as such. If a corporation, please sign in full corporate name by President or  other authorized officer. If a partnership, please sign in partnership name by  authorized person.

Signature 1                         Signature 2                              Date (dd/mm/yyyy)
---------------------------------   -----------------------------------      -------------------------------------------

                                                                             [  ][  ] / [  ][  ]  / [  ][  ] [  ][  ]
---------------------------------   -----------------------------------      -------------------------------------------
        A606                                   1 U P X
                                                                                                                       +